Exhibit 5.1

April 20, 2015

Tribune Media Company

435 North Michigan Avenue

Chicago, Illinois 60611

Registration Statement on Form S-1

of Tribune Media Company

(Registration No. 333-203286)

Ladies and Gentlemen:

We have acted as special counsel to Tribune Media Company, a Delaware corporation (the “Company”), in connection with the filing with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-1 (Registration No. 333-203286), as amended (the “Registration Statement”), relating to a public offering of 9,240,073 shares of the Company’s Class A common stock, par value $0.001 per share (the “Common Stock”), to be sold by certain stockholders of the Company (the “Selling Stockholders”) referred to in the Registration Statement (such shares of Common Stock, together with up to 1,386,010 shares of Common Stock that may be sold upon exercise of the underwriters’ option to purchase additional shares of Common Stock, the “Shares”) pursuant to an underwriting agreement to be entered into among the Company, the Selling Stockholders and the several underwriters to be named in Schedule II thereto.

In rendering the opinion expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company, the Selling Stockholders and such other instruments and certificates of public officials, officers and representatives of the Company, the Selling Stockholders and other persons as we have deemed necessary or appropriate for the purposes of such opinion, (b) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company, the Selling Stockholders and other persons delivered to us and (c) made such investigations of law as we have deemed necessary or appropriate as a basis for this opinion. In rendering the opinion expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted

Tribune Media Company	2	April 20, 2015

to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, and (iv) the legal capacity of all natural persons executing documents. We have also assumed that (i) the Notice of (I) Effective Date of the Fourth Amended Joint Plan of Reorganization for Tribune Company and its Subsidiaries Proposed by the Debtors, the Official Committee of Unsecured Creditors, Oaktree Capital Management, L.P., Angelo, Gordon & Co., L.P., and JPMorgan Chase Bank, N.A. and (II) Bar Date for Certain Claims (Docket No. 12939) filed on December 31, 2012 in Case No. 08-13141 (KJC) in the United States Bankruptcy Court for the District of Delaware is conclusive evidence that the Fourth Amended Joint Plan of Reorganization for Tribune Company and its Subsidiaries Proposed by the Debtors, the Official Committee of Unsecured Creditors, Oaktree Capital Management, L.P., Angelo, Gordon & Co., L.P., and JPMorgan Chase Bank, N.A. (as Modified July 19, 2012), filed pursuant to Section 1121(a) of chapter 11 of title 11 of the United States Code, as amended, in the form confirmed by order of the United States Bankruptcy Court for the District of Delaware, dated July 23, 2012, became effective on December 31, 2012 and (ii) any Shares that were issued upon conversion of shares of the Company’s Class B common stock, par value $0.001 per share, were issued in accordance with the terms of the Company’s certificate of incorporation.

Based upon and subject to the foregoing qualifications and limitations hereinafter set forth, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to our firm under the caption “Validity of Common Stock” in the Prospectus forming a part thereof. In giving such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the Delaware General Corporation Law as currently in effect.

Very truly yours,

/s/ Debevoise & Plimpton LLP